Exhibit 4.2

Amendment No. 1 to Master Security Agreement and Other Related Documents

This Amendment to Master Security Agreement and Other Related Documents is made as of February 25, 2000, by and between General Electric Capital Corporation, for itself and as agent for certain participants (“Secured Party”) and Atchison Casting Corporation (“Debtor”).  The parties entered into that certain Master Security Agreement dated as of December 29, 1999 (the “Agreement”).  Pursuant to the terms of the Agreement, the Secured Party made a Loan to the Debtor in the original principal amount of $35,000,000.00 (the “Loan”).  The Loan is evidenced by that certain Promissory Note dated December 29, 1999 (“Note”) and is secured by the Agreement, Collateral Schedule No. 1 dated December 29, 1999 (the “Collateral Schedule”), that certain Mortgage, Security Agreement and Fixture Filing (“Mortgage”) dated December 28, 1999 pertaining to a parcel of real property located in Atchison County, Kansas, and that certain Deed of Trust, Security Agreement and Fixture Filing (“Deed of Trust”) dated December 28, 1999 pertaining to a parcel of real property located in Buchanan County, Missouri.

The Debtor also executed and delivered certain other documents in conjunction with the subject Loan including a Certificate of Delivery/Installation (“Certificate”) and a Secretary’s Certificate.  (The Note, Agreement, Mortgage, Deed of Trust, Certificate and Secretary’s Certificate are collectively referred to herein as the “Documents”.)

The parties hereby amend the date of execution of each of the Documents from “December 29, 1999” to “December 28, 1999”, and in those instances in which the date of execution of a Document is referenced in another Document, any and all such references are hereby amended to provide that the date of execution of such referenced Document was December 28, 1999.

Except as expressly modified hereby, all terms and provisions of each of the Documents shall remain in full force and effect.

IN WITNESS WHEREOF, Secured Party and Debtor have caused this addendum to be executed by duly authorized representatives as of the date first above written.

General Electric Capital Corporation, for itself and as agent for certain participants		Atchison Casting Corporation

By:	/s/ Daniel W. Cochran	By:	/s/ Kevin T. McDermed
Name:	Daniel W. Cochran	Name:	Kevin T. McDeremd
Title:	Transaction & Syndication Manager	Title:	V.P. & Treasurer